                                                                    EXHIBIT 11.1

                         CARIBINER INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED MARCH 31


                                             1996              1997
                                        ------------     --------------
      Weighted average common stock
       outstanding during the period       3,189,587(a)      10,341,260
      Effect of outstanding employee
       stock options                              --             34,169
      Conversion of convertible note
       into shares of preferred stock
       and the subsequent conversion of
       such shares into shares of
       common stock                        2,055,000                 --
      Conversion of all outstanding
       shares of preferred stock and
       preferred stock into shares of
       common stock                        1,541,250                 --

      Exercise of warrants                   534,505                 --
      Effect of exercise of warrants
       computed in accordance with the
       treasury stock method                 (99,441)                --
                                          ----------        -----------

      Total weighted average common
       stock outstanding during the
       period                              7,220,901         10,375,429
                                          ==========        ===========

      Income before taxes                 $  803,120        $ 6,327,412
      Plus: reduction in interest
       expense from the conversion of
       the convertible note                  427,539                 --
                                          ----------        -----------

      Income before taxes                  1,230,659          6,327,412

      Income tax expense                     418,214          2,606,516
                                          ----------        -----------

      Net income                          $  812,445        $ 3,720,896
                                          ==========        ===========

      Earnings per common share                $0.11(b)           $0.36
                                          ==========        ===========

(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for the period.

(b) Computed on a pro forma basis assuming conversion of the convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996 immediately prior to the initial public offering) as if such conversion occurred on October 1, 1995. Pro forma earnings per share reflects adjustments to eliminate the interest expense on the convertible note and to eliminate accrued preferred stock dividends.


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